EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Financial Bancorp:

We consent to incorporation by reference in the registration statements (Nos. 33-40954 and 333-29201) on Form S-8 of First Financial Bancorp of our report dated February 28, 2002, relating to the consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of First Financial Bancorp.


                                          /s/ KPMG LLP

Sacramento, California
March 22, 2002